Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in this Current Report on Form 8-K/A and in the registration statement No. 333-140820 on Form S-8 filed by LiveDeal, Inc. (formally known as YP Corp.) on February 21, 2007 of our independent auditors' report dated August 8, 2007, with respect to the consolidated balance sheets of LiveDeal, Inc. and its Subsidiaries as of December 31, 2006 and 2005 and the related consolidated statements of operations, shareholders’ equity and cash flows for the years then ended.

/s/ Mayer Hoffman McCann P.C.

Phoenix, Arizona
August 22, 2007